Exhibit 10.14

KRAFT EXECUTIVE DEFERRED COMPENSATION PLAN

- PLAN DOCUMENT -

SECTION 1. INTRODUCTION

1.1	Adoption of Plan and Purpose

This Plan is an unfunded, nonqualified deferred compensation plan. With the consent of the Employer (as defined in subsection 2.16) the plan may be adopted by executing the Adoption Agreement (as defined in subsection 2.3) in the form attached hereto. The Plan contains certain variable features which the Employer has specified in the Adoption Agreement. Only those variable features specified by the Employer in the Adoption Agreement will be applicable to the Employer.

The purpose of the Plan is to provide certain supplemental benefits under the Plan to a select group of management or highly compensated Employees of the Employer within the meaning of Sections 201, 301, and 401 of Title I of ERISA, or Other Service Providers to the Employer (as defined below), and to allow such Employees or Other Service Providers the opportunity to defer a portion of their current salaries, bonuses and other compensation, subject to the terms of the Plan. Participants (and their Beneficiaries) shall have only those rights to payments as set forth in the Plan and shall be considered general, unsecured creditors of the Employer with respect to any such rights. The Plan is designed to comply with Code Section 409A. It is intended that the Plan be interpreted according to a good faith interpretation of Code Section 409A, and in the event of any inconsistency between the terms of the Plan and Code Section 409A, the terms of Code Section 409A shall control. The Plan is intended to constitute an account balance plan (as defined in Treas. Reg. §1.409A-6(a)(3)(ii)).

By becoming a Participant and making deferrals under this Plan, each Participant agrees to be bound by the provisions of the Plan and the determinations of the Employer and the Administrator hereunder.

1.2	Adoption of the Plan

The Employer adopted the Plan effective June 1, 2008 by completing and signing the Adoption Agreement in the form attached hereto.

1.3	Plan Year

The Plan is administered on the basis of a Plan Year, as defined in subsection 2.26.

1.4	Plan Administration

The plan shall be administered by one or more plan administrators (the “Administrator,” as that term is defined in Section 3(16)(A) of ERISA) designated by the Employer in the Adoption Agreement. The Administrator has full discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of employees or participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations shall be binding on all parties. The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The administrator may delegate all or any part of its powers, rights, and duties under the Plan to such person or persons as it may deem advisable, and may engage agents to provide certain administrative services with respect to the Plan. Any notice or document relating to the Plan which is to be filed with the Administrator may be delivered, or mailed by registered or certified mail, postage pre-paid, to the Administrator, or to any designated representative of the Administrator, in care of the Employer, at its principal office.

SECTION 2. DEFINITIONS

Capitalized terms not defined in this Section 2 shall have the meaning given such terms elsewhere in the Plan.

2.1	Account

“Account” means all unfunded notional accounts or subaccounts maintained for a Participant in order to reflect his interest under the Plan, as described in Section 6.

2.2	Administrator

“Administrator” means the individual or individuals (if any) delegated authority by the Employer to administer the Plan, as defined in subsection 1.4. If two or more individuals have delegated authority to administer the Plan, each Administrator is authorized to independently take any action required or permitted to be taken by the Administrator under the Plan.

2.3	Adoption Agreement

“Adoption Agreement” shall mean the form executed by the Employer and attached hereto, which Agreement shall constitute a part of the Plan.

2.4	Beneficiary

“Beneficiary” means the person or persons to whom a deceased Participant’s benefits are payable under subsection 9.5.

2.5	Board

“Board” means the Board of Directors of the Employer (if applicable), as from time to time constituted.

2.6	Board Member

“Board Member” means a member of the Board.

2.7	Code

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

2.8	Compensation

“Compensation” shall mean the amount of a Participant’s remuneration from the Employer designated in the Adoption Agreement. Notwithstanding the foregoing, the Compensation of an Other Service Provider (as defined in subsection 2.21) shall mean his remuneration from the Employer pursuant to an agreement to provide services to the Employer.

Notwithstanding the foregoing, the definition of compensation for purposes of determining key employees under subsection 9.3 of the Plan shall be determined solely in accordance with subsection 9.3. To the extent not otherwise designated by the Employer in a separate document forming part of the Plan, Compensation payable after December 31 of a given year solely for services performed during the Employer’s final payroll period containing December 31 is treated as Compensation payable for services performed in the subsequent year in which the non-deferred portion of the payroll payment is actually made.

2.9	Compensation Deferrals

“Compensation Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account pursuant to the Participant’s election made in accordance with subsection 4.1.

2.10	Deferral Election

“Deferral Election” means an election by a Participant to make Compensation Deferrals or Performance-Based Bonus Deferrals in accordance with Section 4.

2.11	Disability

“Disability” for purposes of this Plan shall mean the occurrence of an event as a result of which the Participant is considered disabled, as designated by the Employer in the Adoption Agreement.

2.12	Effective Date

“Effective Date” means the Effective Date of the Plan, as indicated in the Adoption Agreement.

2.13	Eligible Individual

“Eligible Individual” means each Employee or Other Service Provider who satisfies the eligibility requirements set forth in the Adoption Agreement (as determined by the Administrator) for the period during which he is determined by the Administrator to satisfy such requirements.

2.14	Employee

“Employee” means a person who is employed by an Employer and is treated and/or classified by the Employer as a common law employee for purposes of wage withholding for Federal income taxes. If a person is not considered to be an Employee of the Employer in accordance with the preceding sentence, a subsequent determination by the Employer, any governmental agency, or a court that the person is a common law employee of the Employer, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.

2.15	Employer

“Employer” means the business entity designated in the Adoption Agreement, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of the Employer, or its successors or assigns, assumes the Employer’s obligations hereunder, and any affiliate or subsidiary of the Employer, as defined in Subsections 414(b) and (c) of the Code, or other corporation or business organization that has adopted the Plan on behalf of its Eligible Individuals with the consent of the Employer.

2.16	Employer Contributions

“Employer Contributions” means the amounts other than Matching Contributions that are credited to a Participant’s Employer Contributions Account under the Plan by the Employer in accordance with subsection 4.3.

2.17	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, and any valid regulation promulgated thereunder and any comparable provision of any future legislation amending, supplementing, or superseding such section.

2.18	Fiscal Year Compensation

“Fiscal Year Compensation” means Compensation relating to a period of service coextensive with one or more consecutive non-calendar-year fiscal years of the Employer, where no amount of such Compensation is paid or payable during the service period. For example, a Non-Performance Based Bonus based upon a service period of two consecutive fiscal years payable after the completion of the second fiscal year would be “Fiscal Year Compensation,” but periodic salary payments or Non-Performance Based Bonuses based on service periods other than the Employer’s fiscal year would not be Fiscal Year Compensation.

2.19	Investment Funds

“Investment Funds” means the notional funds or other investment vehicles designated by the Administrator from time to time pursuant to subsection 5.1 for purposes of determining gains or losses to be assigned to the Accounts.

2.20	Matching Contributions

“Matching Contributions” means amounts credited to a Participant’s Employer Contributions Account under the Plan by the Employer in accordance with section 4.3 and the matching contribution formula selected by the Employer in section 11 of the Adoption Agreement.

2.21	Non-Performance Based Bonus

“Non-Performance-Based Bonus” means an award of cash that is not a Performance-Based Bonus (as defined in subsection 2.25) that is payable to an Employee ( or Other Service Provider, as applicable) in a given year, with respect to the immediately preceding Non-

Performance Based Bonus performance period, which may or may not be contingent upon the achievement of specified performance goals.

2.22	Other Service Providers

“Other Service Providers” shall mean independent contractors, consultants, or other similar providers of services to the Employer, other than Employees and Board Members. To the extent that the services provided by an unrelated Other Service Provider meet the requirements for exemption from coverage under Code Section 409A as described in Treasury Regulation §1.409A-1(f)(2)(i), the provisions of Code Section 409A shall not apply. To the extent that an Other Service Provider uses an accrual method of accounting for a given taxable year, amounts deferred under the Plan in such taxable year shall not be subject to Code Section 409A and other applicable guidance thereunder, notwithstanding any provision of the Plan to the contrary.

2.23	Participant

“Participant” means an Eligible Individual who meets the requirements of Section 3 and elects to make Compensation Deferrals pursuant to Section 4, or who receives Employer Contributions pursuant to subsection 4.3.

2.24	Participant Deferrals

“Participant Deferrals” means all amounts deferred by a Participant under this Plan, including Participant Compensation Deferrals, Participant Non-Performance Based Bonus, Deferrals, and Participant Performance-Based Bonus Deferrals.

2.25	Performance-Based Bonus

“Performance-Based Bonus” generally means Compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of previously established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Eligible Individual performs services, pursuant to rules described in Treas. Reg. § 1.409A-1(e).

2.26	Performance-Based Bonus Deferrals

“Performance-Based Bonus Deferrals” means the amounts credited to a Participant’s Compensation Deferral Account from the Participant’s Performance-Based Bonus pursuant to the Participant’s election made in accordance with subsection 4.2.

2.27	Plan Year

“Plan Year” means each 12-month period specified in the Adoption Agreement, on the basis of which the Plan is administered.

2.28	Retirement

“Retirement” for purposes of this Plan, means the Participant’s Termination Date, as defined in subsection 2.30, after attaining the age and/or service minimums with respect to Retirement or Early Retirement as designated by the Employer in the Adoption Agreement.

2.29	Spouse

“Spouse” means the person to whom a Participant is legally married under applicable state law at the earlier of the date of the Participant’s death or the date payment of the Participant’s benefits commenced.

2.30	Termination Date

“Termination Date” means the first day on which a Termination of Employment occurs.

2.31	Termination of Employment

“Termination of Employment” means (i) with respect to an Employee Participant, the Participant’s separation from service (within the meaning of Section 409A of the Code and the regulations, notices and other guidance thereunder, including death or Disability) from the Employer, and any subsidiary or affiliate of the Employer as defined in Sections 414(b) and (c) of the Code; and (ii) with respect to any Other Service Provider, the expiration of all agreements to provide services to the Employer (for any reason, including death or Disability). A Termination of Employment shall occur as of the date that an Employee’s or Other Service Provider’s performance of bona-fide services for all related Employers is permanently reduced to a level less than 20% of the average level of services performed in the preceding 36-month period. However, the performance of bona-fide services at a level of 50% or more of the average level of services performed in the preceding 36-month period shall not be considered a Termination of Employment.

2.32	Valuation Date

“Valuation Date” means the last day of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date, as of which the value of an Investment Fund is adjusted for notional deferrals, contributions, distributions, gains, losses, or expenses.

SECTION 3. ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

As of the Effective Date, each Eligible Individual shall be eligible to become a Participant by properly making a Deferral Election on a timely basis as described in Section 4, or, if applicable, by receiving an Employer Contribution under the Plan. A person who is subsequently determined to be an Eligible Individual may become a Participant by making a Deferral Election on a timely basis as described in Section 4 or, if applicable, by receiving an Employer Contribution under the Plan. Each Eligible Individual’s decision to become a Participant by making a Deferral Election shall be entirely voluntary. The Employer may require the Participant to complete any necessary forms or other information as it deems necessary or advisable prior to permitting the Eligible Individual to commence participation in the Plan. Eligibility to defer amounts under the Plan in any one calendar year shall not confer the right to defer amounts for any subsequent year.

3.2	Cessation of Deferrals

If a Participant ceases to be an Eligible Individual, due to a Termination of Employment or for any other reason, no further Compensation Deferrals, Non-Performance-Based Bonus Deferrals, Performance-Based Bonus Deferrals, or other Employer Contributions shall be credited to the Participant’s Accounts after the Participant’s Termination Date or date the Participant ceases to be an Eligible Individual (or as soon as administratively feasible after the date the Participant ceases to be an Eligible Individual), unless he is subsequently determined to be an Eligible Individual by the Administrator. However, the balance credited to the Participant’s Accounts shall continue to be adjusted for notional investment gains, losses, and expenses under the terms of the Plan and shall be distributed to him at the time and manner set forth in Section 9.

3.3	Eligibility for Employer Contributions

An Eligible Individual who has satisfied the requirements necessary to become a Participant with respect to Employer Contributions other than Matching Contributions as specified in the Adoption Agreement, shall be eligible to receive Employer Contributions described in subsection 4.3, if applicable.

SECTION 4. DEFERRALS AND CONTRIBUTIONS

4.1	Compensation Deferrals Other Than Performance-Based Bonus Deferrals

Each Plan Year, an Eligible Individual may elect to defer receipt of no less than the minimum and no greater than the maximum percentage or amount selected by the Employer in the Adoption Agreement with respect to each type of Compensation (other than Performance-Based Bonuses) earned with respect to pay periods beginning on and after the effective date of the election; provided, however, that Compensation earned prior to the date the Participant satisfies the eligibility requirements of Section 3 shall not be eligible for deferral under this Plan. Except as otherwise provided in this subsection, a Participant’s Deferral Election for a Plan Year under this subsection must be made not later than December 31 of the preceding Plan Year (or such earlier date as determined by the Administrator) with respect to Compensation (other than Performance-Based Bonuses) earned in pay periods beginning on or after the following January 1 in accordance with rules established by the Administrator.

An Employee or Other Service Provider who first becomes an Eligible Individual with respect to this Plan or any other plan required to be aggregated with this Plan pursuant to Code Section 409A during a Plan Year (by virtue of a promotion, Compensation increase, commencement of employment with the Employer, execution of an agreement to provide services to an Employer, or any other reason) shall be provided enrollment documents (including Deferral Election forms) as soon as administratively feasible following such initial notification of eligibility. Such Eligible Individual must make his Deferral Elections within 30 days after first becoming an Eligible Individual, with respect to his Compensation earned on or after the effective date of the Deferral Election (provided, however, that if such Eligible Individual is participating in any other account balance plan maintained by the Employer or any member of the Employer’s “controlled group” (as defined in subsections 414(b) and (c) of the Code), such Eligible Individual must make his Compensation Deferral Election no later than December 31 of the preceding Plan Year (or such earlier date as determined by the Administrator), or he may not elect to make Compensation Deferrals for that initial Plan Year). If an Eligible Individual does not elect to make Compensation Deferrals during that initial 30-day period, he may not later elect to make Compensation Deferrals for that year under this subsection. The Eligible Individual’s Deferral Election shall become irrevocable with respect to the current Plan Year after the 30-day period, except as otherwise provided in the Plan. In the event that an Eligible Individual first becomes eligible during a Plan Year with respect to which Fiscal Year Compensation is payable, such Eligible Individual must make his Fiscal Year Compensation Deferral Election on or before the end of the fiscal year of the Employer immediately preceding the first fiscal year in which any services are performed for which the Fiscal Year Compensation is payable. With regard to elections relating to Non-Performance Based Bonus Deferrals in which the initial deferral election is made in the first year of eligibility but after the beginning of the performance period, such election will apply only to Compensation paid for services performed after the election determined on a pro-rata basis in accordance with Treas. Reg. § 1.409A-2(a)(7)(i).

In the case of an Employee or Other Service Provider who is rehired (or who recommences providing services to an Employer as an Other Service Provider) after having previously been an Eligible Individual, the phrase “first becomes an Eligible Individual” in the first sentence of the preceding paragraph shall be interpreted to apply only where the Eligible

Individual either (i) previously received payment of his total Account balances under the Plan, and on or before the date of the last payment was not eligible to participate in this Plan or (ii) did not previously receive payment of his total Account balances under the Plan, but is rehired (or recommences providing services to an Employer as an Other Service Provider) at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such rehired Employee or Other Service Provider may not elect to make Compensation Deferrals until the next date determined by the Administrator with respect to Compensation earned after the following January 1. Similarly, in the case of an Employee who recommences status as an Eligible Individual for any other reason after having previously lost his status as an Eligible Individual (due to Compensation fluctuations, transfer from an ineligible location or job classification, or otherwise), the phrase “first becomes an Eligible Individual” shall be interpreted to apply only where the Eligible Individual either: (i) previously received payment of his total Account balances under the Plan, and on or before the date of the last payment was not eligible to participate in this Plan, or (ii) did not previously receive payment of his total Account balances under the Plan, but regains his status as an Eligible Individual at least 24 months after his last day as a previously Eligible Individual prior to again becoming such an Eligible Individual. In all other cases such Re-Eligible Participant may not elect to make Compensation Deferrals until the next date determined by the Administrator with respect to Compensation earned after the following January 1.

An election to make Compensation Deferrals under this subsection 4.1 shall remain in effect through the last pay period commencing in the calendar year to which the election applies (except as provided in subsection 4.4), shall apply with respect to the applicable type of Compensation (other than Performance-Based Bonuses) to which the Deferral Election relates earned for pay periods commencing in the applicable calendar year to which the election applies while the Participant remains an Eligible Individual, and shall be irrevocable (provided, however, that a Participant making a Deferral Election under this subsection may change his election at any time prior to December 31 of the year preceding the year for which the Deferral Election is applicable, subject to rules established by the Administrator). If a Participant fails to make a Compensation Deferral election for a given Plan Year, such Participant’s Compensation Deferral Election for that Plan Year shall be deemed to be zero; provided, however, that if the Employer has elected in the Adoption Agreement that a Participant’s Compensation Deferral Election shall be “evergreen”, then such Participant’s Compensation Deferral Election shall be deemed to be identical to the most recent applicable Deferral Election on file with the Administrator with respect to the applicable type of Compensation; provided further that no In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

Compensation Deferrals shall be credited to the Participant’s Compensation Deferral Account as soon as administratively feasible after such amounts would have been payable to the Participant.

4.2	Performance-Based Bonus Deferrals

Each Plan Year, including the year of initial eligibility, an Eligible Individual may elect to defer receipt of no less than the minimum and no greater than the maximum percentage or amount selected by the Employer in the Adoption Agreement with respect to Performance-Based Bonuses earned with respect to the performance period for which the Performance-Based Bonus is earned. Except as otherwise provided in this subsection, a Participant’s Performance-Based Bonus Deferral Election under this subsection must be made not later than six months (or such earlier date as determined by the Administrator) prior to the end of the performance period, provided such performance period is at least 12 months long, and provided that the Eligible Individual performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Eligible Individual makes a Performance-Based Bonus Deferral Election; and further provided that in no event may an election to defer Performance-Based Bonuses be made after such Performance-Based Bonuses have become readily ascertainable as determined pursuant to Treasury Regulations §1.409A-2(a)(8).

An Employee or Other Service Provider who first becomes an Eligible Individual during a Plan Year (by virtue of a promotion, Compensation increase, commencement of employment with the Employer, execution of an agreement to provide services to an Employer, or any other reason) shall be provided enrollment documents (including Deferral Election forms) as soon as administratively feasible following such initial notification of eligibility. Such Eligible Individual must make his Performance-Based Bonus Deferral Election within 30 days after first becoming an Eligible Individual; provided, however, that if such Eligible Individual is participating in any other account balance plan maintained by the Employer or any member of the Employer’s “controlled group” (as defined in subsections 414(b) and (c) of the Code), such Eligible Individual must make his Performance-Based Bonus Deferral Election no later than six months (or such earlier date as determined by the Administrator) prior to the end of the performance period, or he may not elect to make Performance-Based Bonus Deferrals for such initial Plan Year. In the case of a Deferral Election in the first year of eligibility that is made after the beginning of the Performance-Based Bonus performance period, the Deferral Election will apply to the portion of the Performance-Based Bonus equal to the total amount of the Performance-Based Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the effective date of the Deferral Election over the total number of days in the Performance Period. If an Eligible Individual does not elect to make a Performance-Based Bonus Deferral during that initial 30-day period, he may not later elect to make a Performance-Based Bonus Deferral for that performance period under this subsection. Rules relating to the timing of elections to make a Performance-Based Bonus Deferral with respect to an Employee or Other Service Provider who becomes an Eligible Individual (due to rehire or other similar event) after having previously been an Eligible Individual shall be applied in the same manner as the rules described applicable to rehired and other Re-Eligible Participants in subsection 4.1 above.

An election to make Performance-Based Bonus Deferrals under this subsection 4.2 shall remain in effect through the end of the performance period to which the election applies (except as provided in subsection 4.4), and shall be irrevocable (provided, however, that a Participant making a Performance-Based Bonus Deferral Election under this subsection may change his election at any time prior to the first day of the six-month period ending on the last day of the performance period for which the Performance-Based Bonus Deferral Election is applicable, subject to rules established by the Administrator). If a Participant fails to make a Performance-Based Bonus Deferral Election for a given performance period, such Participant’s Performance-Based Bonus Deferral Election for that performance period shall be deemed to be zero; provided, however, that if the Employer has elected in the Adoption Agreement that a Participant’s Performance-Based Deferral Election shall be “evergreen”, then such Participant’s Performance-Based Bonus Deferral Election shall be deemed to be identical to the most recent applicable Performance-Based Bonus Deferral Election on file with the Administrator; provided, however, that no In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

Performance-Based Bonus Deferrals shall be credited to the Participant’s Compensation Deferral Account as soon as administratively feasible after such amounts would have been payable to the Participant.

4.3	Other Employer Contributions

To the extent that the Employer has elected, pursuant to the Adoption Agreement, to make Employer Contributions such contributions shall be credited to such Participants’ Employer Contributions Accounts as of a date determined to be administratively feasible by the Administrator.

4.4	No Election Changes during Plan Year

A Participant shall not be permitted to change or revoke his Deferral Elections (except as otherwise described in subsections 4.1 and 4.2), except that, if a Participant’s status changes such that he becomes ineligible for the Plan, the Participant’s Deferrals under the Plan shall cease as described in subsection 3.2. Notwithstanding the foregoing, in the event the Employer maintains a qualified plan designed to comply with the requirements of Code Section 401(k) that requires the cessation of all deferrals in the event of a hardship withdrawal under such plan, the Participant’s Deferrals under this Plan shall cease as soon as administratively feasible upon notification to the Administrator that the participant has taken such a hardship withdrawal. Notwithstanding the foregoing, if the Employer has elected in the Adoption Agreement to permit unforeseeable emergency withdrawals pursuant to subsection 9.8, the Participant’s Deferrals under this Plan shall cease as soon as administratively feasible upon approval by the Administrator of a Participant’s properly submitted request for an unforeseeable emergency withdrawal under subsection 9.8.

4.5	Crediting of Deferrals

The amount of deferrals pursuant to subsections 4.1 and 4.2 shall be credited to the Participant’s Accounts as of a date determined to be administratively feasible by the Administrator.

4.6	Reduction of Deferrals or Contributions

Any Participant Deferrals or Employer Contributions to be credited to a Participant’s Account under this Section may be reduced by an amount equal to the Federal or state income, payroll, or other taxes required to be withheld on such deferrals or contributions or to satisfy any necessary employee welfare plan contributions. A Participant shall be entitled only to the net amount of such deferral or contribution (as adjusted from time to time pursuant to the terms of the Plan). The Administrator may limit a Participant’s Deferral Election if, as a result of any election, a Participant’s Compensation from the Employer would be insufficient to cover taxes, withholding, and other required deductions applicable to the Participant.

SECTION 5. NOTIONAL INVESTMENTS

5.1	Investment Funds

The Employer may designate, in its discretion, one or more Investment Funds for the notional investment of Participants’ Accounts. The Employer, in its discretion, may from time to time establish new Investment Funds or eliminate existing Investment Funds. The Investment Funds are for recordkeeping purposes only and do not allow Participants to direct any Employer assets (including, if applicable, the assets of any trust related to the Plan). Each Participant’s Accounts shall be adjusted pursuant to the gains, losses and expenses experienced by the Participant’s notional investment elections made in accordance with this Section 5, except as otherwise determined by the Employer or Administrator in their sole discretion. The availability of an Investment Fund shall not give, or be deemed for any purpose to give, a Participant an interest in any asset or investment held by the Employer for any purpose.

5.2	Investment Fund Elections

The Employer shall have full discretion in the direction of notional investments of Participants’ Accounts under the Plan; provided, however, that if the Employer so elects in the Adoption Agreement, each Participant may elect from among the Investment Funds for the notional investment of such of his Accounts as are permitted under the Adoption Agreement from time to time in accordance with procedures established by the Employer. The Administrator, in its discretion, may adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the notional investment of the Participant’s Accounts. Such procedures may differ among Participants or classes of Participants, as determined by the Employer or the Administrator in its discretion. The Employer or Administrator may limit, delay or restrict the notional investment of certain Participants’ Accounts, or restrict allocation or reallocation into specified notional investment options, in accordance with rules established in order to comply with Employer policy and applicable law, to minimize regulated filings and disclosures, or under any other circumstances in the discretion of the Employer. Any deferred amounts subject to a Participant’s investment election that must be so limited, delayed or restricted under such circumstances may be notionally invested in an Investment Fund designated by the Administrator, or may be credited with earnings at a rate determined by the Administrator, which rate may be zero. A Participant’s notional investment election shall remain in effect until later changed in accordance with the rules of the Administrator. If a Participant does not make a notional investment election, all deferrals by the Participant and contributions on his behalf will be deemed to be notionally invested in the Investment Fund designated by the Employer for such purpose, or, at the Employer’s election, may remain uninvested until such time as the Administrator receives proper direction, or may be credited with earnings at a rate determined by the Administrator or Employer, which rate may be zero.

5.3	Investment Fund Transfers

A Participant may elect that all or a part of his notional interest in an Investment Fund shall be transferred to one or more of the other Investment Funds. A Participant may make such notional Investment Fund transfers in accordance with rules established from time to time by the Employer or the Administrator, and in accordance with subsection 5.2.

SECTION 6. ACCOUNTING

6.1	Individual Accounts

Bookkeeping Accounts shall be maintained under the Plan in the name of each Participant, as applicable, along with any subaccounts under such Accounts deemed necessary or advisable from time to time, including a subaccount for each Plan Year that a Participant’s Deferral Election is in effect. Each such subaccount shall reflect the amount of the Participant’s Deferral during that year, any Employer Contributions credited during that year, and the notional gains, losses, expenses, appreciation and depreciation attributable thereto.

Rules and procedures may be established by the Administrator relating to the maintenance, adjustment, and liquidation of Participants’ Accounts, the crediting of deferrals and contributions and the notional gains, losses, expenses, appreciation, and depreciation attributable thereto, as are considered necessary or advisable.

6.2	Adjustment of Accounts

Pursuant to rules established by the Employer, Participants’ Accounts will be adjusted on each Valuation Date, except as provided in Section 9, to reflect the notional value of the various Investment Funds as of such date, including adjustments to reflect any deferrals and contributions, notional transfers between Investment Funds, and notional gains, losses, expenses, appreciation, or depreciation with respect to such Accounts since the previous Valuation Date. The “value” of an Investment Fund at any Valuation Date may be based on the fair market value of the Investment Fund, as determined by the Administrator in its sole discretion.

6.3	Accounting Methods

The accounting methods or formulae to be used under the Plan for purposes of monitoring Participants’ Accounts, including the calculation and crediting of notional gains, losses, expenses, appreciation, or depreciation, shall be determined by the Administrator in its sole discretion. The accounting methods or formulae selected by the Administrator may be revised from time to time.

6.4	Statement of Account

At such times and in such manner as determined by the Administrator, but at least annually, each Participant will be furnished with a statement reflecting the condition of his Accounts.

SECTION 7. VESTING

A Participant shall be fully vested at all times in his Compensation Deferral Account. A Participant shall be vested in his Employer Contributions in accordance with the vesting schedule elected by the Employer under the Adoption Agreement. Vesting Years of Service shall be determined in accordance with the election made by the Employer in the Adoption Agreement. Amounts in a Participant’s Accounts that are not vested upon the Participant’s Termination Date (“forfeitures”) shall be used to reinstate amounts previously forfeited by other Participants who are subsequently rehired, or shall be returned to the Employer, in the discretion of the Employer or the Administrator.

If a Participant has a Termination Date with the Employer as a result of the Participant’s Misconduct (as defined by the Employer in the Adoption Agreement), or if the Participant engages in Competition with the Employer (as defined by the Employer in the Adoption Agreement), and the Employer has so elected in the Adoption Agreement, the Participant shall forfeit all amounts allocated to his or her Employer Contribution Accounts (if applicable) regardless of whether the Participant was vested in the amounts being forfeited, the Administrator shall determine whether a Participant has been terminated as a result of Misconduct or has engaged in Competition, at the Administrator’s sole discretion. Such forfeitures shall be returned to the Employer.

Neither the Administrator nor the Employer guarantee the Participant’s Account balance from loss or depreciation. Notwithstanding any provision of the Plan to the contrary, the Participant’s Account balance is subject to Section 8.

Vesting Years of Service in the event of the rehire of a Participant shall be reinstated, and amounts previously forfeited by such Participants shall be reinstated from forfeitures made by other Participants, or shall be reinstated by the Employer.

SECTION 8. FUNDING

No Participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Employer whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property of the Employer. Benefits under the Plan are unfunded and unsecured. A Participant shall have only an unfunded, unsecured right to the amounts, if any, payable hereunder to that Participant. The Employer’s obligations under this Plan are not secured or funded in any manner, even if the Employer elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Employer may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Employer (or its delegates) to invest the assets of the Employer or of any such trust in a similar manner.

SECTION 9. DISTRIBUTION OF ACCOUNTS

9.1	Distribution of Accounts

With respect to any Participant who has a Termination Date that precedes his Retirement date, an amount equal to the Participant’s vested Account balances shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary), in the form of a single lump sum payment. With respect to any Participant who has a Termination Date on or after his Retirement date, an amount equal to the Participant’s Employer Contribution Account shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary) in the form of a single lump sum payment; in addition, an amount equal to such Participant’s vested Accounts other than his Employer Contributions Account shall be distributed to the Participant (or, in the case of the Participant’s death, to the Participant’s Beneficiary) in the form of a single lump sum payment or in the form of installment payments as designated by the Employer in the Adoption Agreement and elected by the Participant in accordance with subsection 9.2. Subject to subsection 9.3 hereof, distribution of a Participant’s Accounts in a lump sum shall be made within the 90-day period following the Participant’s Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). Notwithstanding any provision of the Plan to the contrary, for purposes of this subsection, a Participant’s Accounts shall be valued as of a Valuation Date as soon as administratively feasible preceding the date such distribution is made, in accordance with rules established by the Administrator. A Participant’s Accounts may be offset by any amounts owed by the Participant to the Employer, but such offset shall not occur in excess of or prior to the date distribution of the amount would otherwise be made to the Participant and shall otherwise meet the offset requirements of Treas. Reg. § 1.409A-3(j)(4)(xiii).

Notwithstanding the foregoing, to the extent designated by the Employer in the Adoption Agreement, a Participant may elect, in accordance with this subsection, a distribution date for his Compensation Deferral Accounts that is prior to his Termination Date (an “In-Service Distribution”). A Participant’s election of an In-Service Distribution date must: (i) be made at the time of his Deferral Election for a Plan Year; and (ii) apply only to amounts deferred pursuant to that election, and any earnings, gains, losses, appreciation, and depreciation credited thereto or debited therefrom with respect to such amounts. To the extent permitted by the Employer, a Participant may elect an In-Service Distribution date with respect to Performance-Based Bonus Deferrals that is separate from an In-Service Distribution date with respect to Compensation Deferrals other than Performance-Based Bonus Deferrals for the same year, provided that the applicable In-Service Distribution date may not be earlier than the number of years designated by the Employer in the Adoption Agreement following the year in which the applicable Compensation would have been paid absent the deferral, or as further determined or limited in accordance with rules established by the Administrator. Payments made pursuant to an In-Service Distribution election shall be made in a lump sum or installments, to the extent permitted by the Employer and elected by the Participant in accordance with the terms of the Plan. Each such payment shall be made as soon as administratively feasible following January 1 of the calendar year in which the payment was elected to be made, but in no event later than the end of the calendar year in which the payment was elected to be made (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). For purposes of such payment, the value of the Participant’s Accounts for the applicable Plan Year shall be determined as of a Valuation Date preceding the date that such distribution is made, in accordance with rules established by the Administrator. In the event a Participant’s Termination Date occurs (or, if elected by the Employer in the Adoption Agreement, in the event a Change in Control of the Employer occurs) prior to the date the Participant had previously elected to have an In-Service Distribution payment made to him, such amount shall be paid to the Participant under the rules applicable for payment on Termination of Employment in accordance with this subsection 9.1 and subsection 9.2. No In-Service Distribution shall be applicable to any amounts deferred in a year in which the Participant fails to make an affirmative election, and payment of such amounts for such year shall be made in accordance with his most recent election on file with the Administrator (if no election is on file, then such amounts shall be paid to him in a single lump sum).

To the extent elected by the Employer in the Adoption Agreement, Participants whose Termination Date has not yet occurred may elect to defer payment of any In-Service Distribution, provided that such election is made in accordance with procedures established by the Administrator, and further provided that any such election must be made no later than 12 calendar months prior to the originally elected In-Service Distribution Date. Participants may elect any deferred payment date, but such date must be no fewer than five years from the original In-Service Distribution Date.

9.2	Installment Distributions

A Participant who has a Termination Date on or after his Retirement date may, to the extent elected by the Participant in accordance with this subsection 9.2, receive payments from his Accounts other than his Employer Contribution Account in the form of a single lump sum, as described in Section 9.1, or in annual installments over a period permitted under the Adoption Agreement. To the extent a Participant fails to make an election, the Participant shall be deemed to have elected to receive his distribution for that Plan Year in the form of a single lump sum. To the extent permitted by the Employer in the Adoption Agreement, a Participant may make a separate election with respect to his Performance-Based Bonus Deferrals for each year (as adjusted for gains and losses thereon) that provides for a different method of distribution from the method of distribution he elects with respect to his Compensation Deferrals (as adjusted for gains and losses thereon) for that year.

(a)	Installment Elections. A Participant will be required to make his distribution election prior to the commencement of each calendar year (or, in the event of an election with respect to Performance-Based Bonuses, prior to six months before the end of the applicable performance period), or such earlier date as determined by the Administrator.

(b)

Installment Payments. The first installment payment shall generally be made within the 90-day period following the Participant’s Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). Succeeding payments shall generally be made by January 1 of each succeeding calendar year, but in no event later than the end of each succeeding calendar year (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment). The amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts as of a Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Administrator. In the event of the death of the Participant prior to the full payment of his Accounts, payments will continue to be made to his Beneficiary in the same manner and at the same time as would have been payable to the Participant, but substituting the Participant’s date of death for the Participant’s Retirement Date.

To the extent elected by the Employer in the Adoption Agreement, Participants who have elected payment in installments may make a subsequent election to elect payment of that amount in the form of a lump sum, if payment of installments with respect to that year’s deferrals has not yet commenced. Such election must be made in accordance with procedures established by the Administrator, and any such election must be made to take effect no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for the installment with respect to which such election is made must be deferred to the later of: (i) five years from the date such payment would otherwise have been made, or (ii) the last payment date of the last installment with respect to that year’s deferrals. To the extent elected by the Employer in the Adoption Agreement, Participants who have elected payment in installments may make a subsequent election to change the number of such installment payments so long as no acceleration of distribution payments (within the meaning of Code Section 409A) occurs (but no fewer than the minimum number, and not to exceed the maximum number of installments elected by the Employer in the Adoption Agreement), if payment of installments with respect to that year’s Deferral Elections has not yet commenced. Such election must be made in accordance with procedures established by the Administrator, and any such election must be made and take effect no later than 12 calendar months prior to the originally elected payment date of the first installment. The new payment date for any installment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made. In the event payment has been elected by the Participant in the form of installments (to the extent elected by the Employer in the Adoption Agreement), each installment payment shall be considered a separately identifiable payment. In the event payment has been elected by the Participant in the form of a lump sum (or in the event payment shall be made to the Participant in the form of a lump sum under the terms of the Plan in the absence of or in lieu of the Participant’s election), then the lump sum form shall be deemed to be a separately identifiable form of payment, and the Participant may make a subsequent deferral election to elect payment of that amount in the form of installments (to the extent elected by the Employer in the Adoption Agreement) in accordance with the procedures described above for changing installment payment elections. Participants will be permitted to make such a change only once with respect to any year’s Deferral Elections.

9.3	Key Employees

Notwithstanding anything herein to the contrary, and subject to Code Section 409A, distribution under this Section 9 shall not be made or commence as a result of the Participant’s Termination Date to any Participant who is a key employee (defined below) before the date that is not less than six months after the Participant’s Termination Date (or, if earlier, the date of death of the Employee). For this purpose, a key employee includes a “specified employee” (as defined in Treas. Reg. § 1.409A-1(i)) during the entire 12-month period determined by the Administrator ending with the annual date upon which key employees are identified by the Administrator, and also including any Employee identified by the Administrator in good faith with respect to any distribution as belonging to the group of identified key employees, to a maximum of 200 such key employees, regardless of whether such Employee is subsequently determined by the Employer, any governmental agency, or a court not to be a key employee. In the event amounts are payable to a key employee in installments in accordance with subsection 9.2, the first installment shall be delayed by six months, with all other installment payments payable as originally scheduled. To the extent not otherwise designated by the Employer in a separate document forming a part of the Plan applicable to all its nonqualified deferred compensation plans, the identification date for determining the Employer’s key employees is each December 31 (and the new key employee list is updated and effective each subsequent April 1). To the extent not otherwise designated by the Employer in a separate document forming a part of the Plan, the definition of compensation used to determine key employee status shall be determined under Treas. Reg. § 1.415(c)-2(a). This subsection 9.3 is applicable only with respect to companies whose stock is publicly traded on an “established securities market” (as defined in Treas. Reg. § 1.409A-1(k)), and is not applicable to privately held companies unless and until such companies become publicly traded pursuant to the provisions of Code Section 409A.

9.4	Mandatory Cash-Outs of Small Amounts

If the value of a Participant’s total Accounts, (when combined with the account balances of all plans required to be aggregated with the Plan under Code Section 409A) at his Termination Date (or his death), or at any time thereafter, is equal to or less than such amount as stated in the Adoption Agreement (which amount shall not exceed the limit described in Section 402(g)(1)(B) of the Code), the Accounts will be paid to the Participant (or, in the event of his death, his Beneficiary) in a single lump sum, notwithstanding any election by the Participant otherwise. Payments made under this subsection 9.4 on account of the Participant’s Termination Date shall be made within the 90-day period following the Participant’s Termination Date (provided, however, that if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant, the payment will be made as soon as administratively practicable for the Administrator to make such payment) and shall result in the termination and liquidation of the entirety of the Participant’s interest in the Plan.

9.5	Designation of Beneficiary

Each Participant from time to time may designate any individual, trust, charity or other person or persons to whom the value of the Participant’s Accounts (plus any applicable Survivor Benefit, if elected by the Employer in the Adoption Agreement) will be paid in the event the

Participant dies before receiving the value of all of his Accounts. A Beneficiary designation must be made in the manner required by the Administrator for this purpose. Primary and secondary Beneficiaries are permitted. A married participant designating a Beneficiary other than his Spouse must obtain the consent of his Spouse to such designation (in accordance with rules determined by the Administrator). Payments to the Participant’s Beneficiary(ies) shall be made in accordance with subsection 9.1, 9.2 or 9.4, as applicable, after the Administrator has received proper notification of the Participant’s death.

A Beneficiary designation will be effective only when the Beneficiary designation is received by the Administrator while the Participant is alive, and a subsequent Beneficiary designation will cancel all of the Participant’s Beneficiary designations previously filed with the Administrator. Any designation or revocation of a Beneficiary shall be effective when it is received by the Administrator. Once received, such designation shall be effective as of the date the designation was executed, but without prejudice to the Administrator on account of any payment made before the change is recorded by the Administrator. If a Beneficiary dies before the entire payment of the Participant’s Accounts have been made, the Participant’s Accounts shall be distributed in accordance with the Participant’s Beneficiary designation or pursuant to rules established by the Administrator. If a deceased Participant failed to designate a Beneficiary, or if the designated Beneficiary predeceases the Participant, the value of the Participant’s Accounts shall be payable to the Participant’s Spouse or, if there is none, to the Participant’s estate, or in accordance with such other equitable procedures as determined by the Administrator.

9.6	Reemployment

If a former Participant is rehired by an Employer, the Employer or any affiliate or subsidiary of the Employer described in Section 414(b) and (c) of the Code, regardless of whether he is rehired as an Eligible Individual (with respect to an Employee Participant), any payments being made to such Participant hereunder by virtue of his previous Termination Date shall continue to be made to him without regard to such rehire. If a former Participant is rehired by the Employer (with respect to an Employee Participant), and any payments to be made to the Participant by virtue of his previous Termination Date have not been made or commenced, any payments being made to such Participant hereunder by virtue of his previous Termination Date shall continue to be made to him without regard to such rehire or return to service. See subsections 4.1 and 4.2 of the Plan for special rules applicable to deferral elections for rehired or Re-Eligible Participants.

9.7	Special Distribution Rules

Except as otherwise provided herein and in Section 12, Account balances of Participants in this Plan shall not be distributed earlier than the applicable date or dates described in this Section 9. Notwithstanding the foregoing, in the case of payments: (i) the deduction for which would be limited or eliminated by the application of Section 162(m) of the Code; (ii) that would violate securities or other applicable laws; (iii) that would violate loan covenants or other contractual terms to which an Employer is a party, but only where such a violation would result in jeopardizing the ability of the Employer to continue as a going concern, deferral of such payments may be made by the Employer at the Employer’s discretion. In the case of a payment described in (i) above, the payment must be deferred either to a date in the first year in which the Employer or Administrator reasonably anticipates that a payment of such amount would not result in a limitation of a deduction with respect to the payment of such amount under Section 162(m), or, if later, the period which begins on the Participant’s Termination Date and ends on the 15th day of the third month following the Termination Date. In the case of a payment described in (ii) or (iii) above, payment will be made in the first calendar year in which the Employer or Administrator reasonably anticipates that the violation would not result in material harm to an Employer, or the payment would not result in a violation of securities or other applicable laws. Payments intended to pay employment taxes or payments made as a result of income inclusion of an amount in a Participant’s Accounts as a result of a failure to satisfy Section 409A of the Code shall be permitted at the Employer or Administrator’s discretion at any time and to the extent provided in Treasury Regulations under Section 409A of the Code and IRS Notice 2005-1, Q&A-15, and any applicable subsequent guidance. “Employment taxes” shall include Federal Income Contributions Act (FICA) tax imposed under Sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA Amount”), the income tax imposed under Section 3401 of the Code on the FICA Amount, and to pay the additional income tax under Section 3401 of the Code attributable to the pyramiding Section 3401 wages and taxes. A distribution may be accelerated as may be necessary to comply with certain federal, state, local, or foreign conflict of interest rules. With respect to a subchapter S corporation, a distribution may be accelerated to avoid a nonallocation year under Code Section 409(p) with respect to a subchapter S corporation in the discretion of the Employer or Administrator, provided that the amount distributed does not exceed 125 percent of the minimum amount of distribution necessary to avoid the occurrence of a nonallocation year, in accordance with Treas. Reg. §1.409A-3(j)(4)(x).

9.8	Distribution on Account of Unforeseeable Emergency

If elected by the Employer in the Adoption Agreement, if a Participant or Beneficiary incurs a severe financial hardship of the type described below, he may request an unforeseeable emergency distribution, provided that the withdrawal is necessary to satisfy the emergency needs of the Participant or Beneficiary. To the extent elected by the Employer in the Adoption Agreement, the ability to apply for an unforeseeable emergency distribution may be restricted to Participants whose Termination Date has not yet occurred. Such a distribution shall not exceed the amount required (including anticipated taxes on the distribution) to meet the emergency financial need and not reasonably available from other resources of the Participant (including reimbursement or compensation by insurance, cessation of deferrals under this Plan for the remainder of the Plan Year, and liquidation of the Participant’s assets, to the extent liquidation itself would not cause severe financial hardship). Each such request for distribution due to an unforeseen emergency shall be made at such time and in such manner as the Administrator shall determine, and shall be effective in accordance with such rules as the Administrator shall establish and publish from time to time. An unforeseeable emergency is a severe financial hardship to the Participant resulting from:

(a)	Medical expenses resulting from a sudden unexpected illness or accident incurred by the Participant, his Spouse, his Beneficiary, or his dependents (as defined in Code Section 152(a) without regard to section 152(b)(1), (b)(2), and (d)(1)(B));

(b)	Uninsured casualty loss pertaining to property owned by the Participant.

(c)	Other similar extraordinary and unforeseeable circumstances involving an uninsured loss arising from an event beyond the control of the Participant.

Withdrawals of amounts under this subsection shall be paid to the Participant in a lump sum as soon as administratively feasible following receipt of the appropriate forms and information required by and acceptable to the Administrator.

9.9	Distribution upon Change in Control

In the event of the occurrence of a Change in Control of the Employer or a member of the Employer’s controlled group (as designated by the Employer in the Adoption Agreement, and to the extent certified by the Administrator that a Change in Control has occurred), distributions shall be made to Participants to the extent elected by the Employer in the Adoption Agreement, in the form elected by the Participants as if a Termination Date had occurred with respect to each Participant, or as otherwise specified by the Employer in the Adoption Agreement. The Change in Control must relate to either: (i) the corporation for whom the Participant is performing services at the time of the Change in Control event; (ii) the corporation that is liable for the payment from the Plan to the Participant (or all corporations so liable if more than one corporation is liable), if the compensation provided hereunder is attributable to the performance of services for the corporation or there is a bona-fide business purpose for such corporation to be liable for payment hereunder, other than the avoidance of Federal income tax; (iii) a corporation that is a majority shareholder of a corporation described in (i) or (ii) above; or (iv) any corporation in a chain of corporations in which each such corporation is a majority shareholder of another corporation in the chain, ending in a corporation described in (i) or (ii) above, as elected by the Employer in the Adoption Agreement. A “majority shareholder” for these purposes is a shareholder owning more than 50% of the total fair market value and total voting power of such corporation. The attribution rules described in section 318(a) of the Code and Treasury Regulations §1.409A-3(i)(5)(iii) apply to determine stock ownership for purposes of this Section 9.9. If plan payments are made on account of a Change in Control and are calculated by reference to the value of the Employer’s stock, such payments shall be completed not later than 5 years after the Change in Control event. To the extent designated by the Employer in the Adoption Agreement, the Change in Control shall occur upon: (i) the acquisition of 20% or more of the outstanding voting securities of the Employer by another entity or group; excluding, however, the following: (1) any acquisition by the Employer or any of its affiliates; (2) any acquisition by an employee benefit plan or related trust sponsored or maintained by the Employer or any of its affiliates; or (3) any acquisition pursuant to a merger or consolidation described in clause (iii) of this definition; (ii) during any consecutive 24 month period, persons who constitute the Board at the beginning of such period cease to constitute at least 50% of the Board; provided that each new Board member who is approved by a majority of the directors who began such 24 month period shall be deemed to have been a member of the Board at the beginning of such 24 month period; (iii) the consummation of a merger or consolidation of the Employer with another company, and the Employer is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Employer; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Employer immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Employer either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Employer; or (iv) the consummation of a plan of complete liquidation of the Employer or the sale or disposition of all or substantially all of the Employer’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Employer immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Employer’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Employer.

9.10	Supplemental Survivor Death Benefit

A supplemental survivor death benefit shall be paid to the Beneficiary of an eligible Participant who has satisfied the following criteria prior to his death:

(a)	The Participant is eligible to participate in the Plan and, at the time of his death, had a current Account balance (regardless of whether or not the Participant actually was making Compensation Deferrals at the time of his death);

(b)	The Participant was an active Employee with the Employer at the time of his death;

(c)	The Participant completed and submitted an insurance application to the Administrator; and

(d)	The Employer subsequently purchased an insurance policy on the life of the Participant, with a death benefit payable, which policy is in effect at the time of the Participant’s death.

Notwithstanding any provision of this Plan or any other document to the contrary, the supplemental survivor death benefit payable pursuant to this Subsection 9.10 shall be paid only if an insurance policy has been issued on the Participant’s life and such policy is in force at the time of the Participant’s death and the Employer shall have no obligation with respect to the payment of the supplemental survivor death benefit, or to maintain an insurance policy for any Participants.

SECTION 10. GENERAL PROVISIONS

10.1	Interests Not Transferable

The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned, or encumbered; provided, however, that a Participant’s interest in the Plan may be transferable pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code, to the extent designated by the Employer in the Adoption Agreement.

10.2	Employment Rights

The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Employee neither the right to be retained in the employ of an Employer, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The Employer expressly reserves the right to discharge any Employee at any time.

10.3	Litigation by Participants or Other Persons

If a legal action begun against the Administrator or a former Administrator, an Employer, or any person or persons to whom an Employer or the Administrator has delegated all or part of its duties hereunder, by or on behalf of any person results adversely to that person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Administrator or former Administrator, the Employer or any person or persons to whom the Employer or the Administrator has delegated all or part of its duties hereunder of defending the action shall be charged to the extent permitted by law to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.

10.4	Indemnification

To the extent permitted by law, the Employer shall indemnify the Administrators, and any other Employee or member of the Board with duties under the Plan, against losses and expenses (including any amount paid in settlement) reasonably incurred by such person in connection with any claims against such person by reason of such person’s conduct in the performance of duties under the Plan, except in relation to matters as to which such person has acted fraudulently or in bad faith in the performance of duties. Notwithstanding the foregoing, the Employer shall not indemnify any person for any expense incurred through any settlement or compromise of any action unless the Employer consents in writing to the settlement or compromise.

10.5	Evidence

Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

10.6	Waiver of Notice

Any notice required under the Plan may be waived by the person entitled to such notice.

10.7	Controlling Law

Except to the extent superseded by laws of the United States, the laws of the state indicated by the Employer in the Adoption Agreement shall be controlling in all matters relating to the Plan.

10.8	Severability

In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provision had never been set forth in the Plan.

10.9	Action by the Employer or the Administrator

Any action required or permitted to be taken by the Employer under the Plan shall be by resolution of its Board of Directors (which term shall include any similar governing body for any Employer that is not a corporation), by resolution or other action of a duly authorized committee of its Board of Directors, or by action of a person or persons authorized by resolution of its Board of Directors or such committee. Any action required or permitted to be taken by the Administrator under the Plan shall be by resolution or other action of the Administrator or by a person or persons duly authorized by the Administrator.

Headings and Captions

The headings and captions contained in this Plan are inserted only as a matter of convenience and for reference, and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way shall affect the construction of any provision of the Plan.

10.10	Gender and Number

Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

10.11	Examination of Documents

Copies of the Plan and any amendments thereto are on file at the office of the Employer where they may be examined by any Participant or other person entitled to benefits under the Plan during normal business hours.

10.12	Elections

Each election or request required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary) shall be made in accordance with the rules and procedures established by the Employer or Administrator and shall be effective as determined by the Administrator. The Administrator’s rules and procedures may address, among other things, the method and timing of any elections or requests required or permitted to be made by a Participant (or a Participant’s Spouse or Beneficiary). All elections under the Plan shall comply with the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”).

10.13	Manner of Delivery

Each notice or statement provided to a Participant shall be delivered in any manner established by the Administrator and in accordance with applicable law, including, but not limited to, electronic delivery.

10.14	Facility of Payment

When a person entitled to benefits under the Plan is a minor, under legal disability, or is in any way incapacitated so as to be unable to manage his financial affairs, the Administrator may cause the benefits to be paid to such person’s guardian or legal representative. If no guardian or legal representative has been appointed, or if the Administrator so determines in its sole discretion, payment may be made to any person as custodian for such individual under any applicable state law, or to the legal representative of such person for such person’s benefit, or the Administrator may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.

10.15	Missing Persons

The Employer and the Administrator shall not be required to search for or locate a Participant, Spouse, or Beneficiary. Each Participant, Spouse, and Beneficiary must file with the Administrator, from time to time, in writing the Participant’s, Spouse’s, or Beneficiary’s post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant, Spouse, or Beneficiary at the last post office address filed with the Administrator, or if no address is filed with the Administrator, then in the case of a Participant, at the Participant’s last post office address as shown on the Employer’s records, shall be considered a notification for purposes of the Plan and shall be binding on the Participant and the Participant’s Spouse and Beneficiary for all purposes of the Plan.

If the Administrator is unable to locate the Participant, Spouse, or Beneficiary to whom a Participant’s Accounts are payable, the Participant’s Accounts shall be frozen as of the date on which distribution would have been completed under the terms of the Plan, and no further notional investment returns shall be credited thereto.

If a Participant whose Accounts were frozen (or his Beneficiary) files a claim with the Administrator for distribution of the Accounts within 7 years after the date the Accounts are frozen, and if the Administrator or Employer determines that such claim is valid, then the frozen balance shall be paid by the Employer to the Participant or Beneficiary in a lump sum cash payment as soon as practicable thereafter. If the Administrator notifies a Participant, Spouse, or Beneficiary of the provisions of this Subsection, and the Participant, Spouse, or Beneficiary fails to claim the Participant’s, Spouse’s, or Beneficiary’s benefits or make such person’s whereabouts known to the Administrator within 7 years after the date the Accounts are frozen, the benefits of the Participant, Spouse, or Beneficiary may be disposed of, to the extent permitted by applicable law, by one or more of the following methods:

(a)	By retaining such benefits in the Plan.

(b)	By paying such benefits to a court of competent jurisdiction for judicial determination of the right thereto.

(c)	By forfeiting such benefits in accordance with procedures established by the Administrator. If a Participant, Spouse, or Beneficiary is subsequently located, such benefits shall be restored (without adjustment) to the Participant, Spouse, or Beneficiary under the Plan.

(d)	By any equitable manner permitted by law under rules adopted by the Administrator.

10.16	Recovery of Benefits

In the event a Participant, Spouse, or Beneficiary receives a benefit payment from the Plan that is in excess of the benefit payment that should have been made to such Participant, Spouse, or Beneficiary, or in the event a person other than a Participant, Spouse, or Beneficiary receives an erroneous payment from the Plan, the Administrator or Employer shall have the right, on behalf of the Plan, to recover the amount of the excess or erroneous payment from the recipient. To the extent permitted under applicable law, the Administrator or Employer may, at its option, deduct the amount of such excess or erroneous payment from any future benefits payable to the applicable Participant, Spouse, or Beneficiary.

10.17	Effect on Other Benefits

Except as otherwise specifically provided under the terms of any other employee benefit plan of the Employer, a Participant’s participation in this Plan shall not affect the benefits provided under such other employee benefit plan.

10.18	Tax and Legal Effects

The Employer, the Administrator, and their representatives and delegates do not in any way guarantee the tax treatment of benefits for any Participant, Spouse, or Beneficiary, and the Employer, the Administrator, and their representatives and delegates do not in any way guarantee or assume any responsibility or liability for the legal, tax, or other implications or effects of the Plan. In the event of any legal, tax, or other change that may affect the Plan, the Employer may, in its sole discretion, take any actions it deems necessary or desirable as a result of such change.

SECTION 11. THE ADMINISTRATOR

11.1	Information Required by Administrator

Each person entitled to benefits under the Plan must file with the Administrator from time to time in writing such person’s mailing address and each change of mailing address. Any communication, statement, or notice addressed to any person at the last address filed with the Administrator will be binding upon such person for all purposes of the Plan. Each person entitled to benefits under the Plan also shall furnish the Administrator with such documents, evidence, data, or information as the Administrator considers necessary or desirable for the purposes of administering the Plan. The Employer shall furnish the Administrator with such data and information as the Administrator may deem necessary or desirable in order to administer the Plan. The records of the Employer as to an Employee’s or Participant’s period of employment or termination of employment or membership and the reason therefore, leave of absence, reemployment, and Compensation will be conclusive on all persons unless determined to the Administrator’s or Employer’s satisfaction to be incorrect.

11.2	Uniform Application of Rules

The Administrator shall administer the Plan on a reasonable basis. Any rules, procedures, or regulations established by the Administrator shall be applied uniformly to all persons similarly situated.

11.3	Review of Benefit Determinations

Benefits will be paid to Participants and their beneficiaries without the necessity of formal claims. Participants or their beneficiaries, however, may make a written request to the Administrator for any Plan benefits to which they may be entitled. Participants’ written request for Plan benefits will be considered a claim for Plan benefits, and will be subject to a full and fair review. If the claim is wholly or partially denied, the Administrator will furnish the claimant with a written notice of this denial. This written notice will be provided to the claimant within 90 days after the receipt of the claim by the Administrator. If notice of the denial of a claim is not furnished to the claimant in accordance with the above within 90 days, the claim will be deemed denied. The claimant will then be permitted to proceed to the review stage described in the following paragraphs.

Upon the denial of the claim for benefits, the claimant may file a claim for review, in writing, with the Administrator. The claim for review must be filed no later than 60 days after the claimant has received written notification of the denial of the claim for benefits or, if no written denial of the claim was provided, no later than 60 days after the deemed denial of the claim. The claimant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Administrator. If the claim is denied, the Administrator must provide the claimant with written notice of this denial within 60 days after the Administrator’s receipt of the claimant’s written claim for review. The Administrator’s decision on the claim for review will be communicated to the claimant in writing and will include specific references to the pertinent Plan provisions on which the decision was based. If the Administrator’s decision on review is not furnished to the claimant within the time limitations described above, the claim will be deemed denied on review. If the claim for Plan benefits is finally denied by the Administrator (or deemed denied), then the claimant may bring suit in federal court. The claimant may not commence a suit in a court of law or equity for benefits under the Plan until the Plan’s claim process and appeal rights have been exhausted and the Plan benefits requested in that appeal have been denied in whole or in part. However, the claimant may only bring a suit in court if it is filed within 90 days after the date of the final denial of the claim by the Administrator.

With respect to claims for benefits payable as a result of a Participant being determined to be disabled, the Administrator will provide the claimant with notice of the status of his claim for disability benefits under the Plan within a reasonable period of time after a complete claim has been filed, but no later than 45 days after receipt of the claim for benefits. The Administrator may request an additional 30-day extension if special circumstances warrant by notifying the claimant of the extension before the expiration of the initial 45-day period. If a decision still cannot be made within this 30-day extension period due to circumstances outside the Plan’s control, the time period may be extended for an additional 30 days, in which case the claimant will be notified before the expiration of the original 30-day extension.

If the claimant has not submitted sufficient information to the Administrator to process his disability benefit claim, he will be notified of the incomplete claim and given 45 days to submit additional information. This will extend the time in which the Administrator has to respond to the claim from the date the notice of insufficient information is sent to the claimant until the date the claimant responds to the request. If the claimant does not submit the requested missing information to the Administrator within 45 days of the date of the request, the claim will be denied.

If a disability benefit claim is denied, the claimant will receive a notice which will include: (i) the specific reasons for the denial, (ii) reference to the specific Plan provisions upon which the decision is based, (iii) a description of any additional information the claimant might be required to provide with an explanation of why it is needed, and (iv) an explanation of the Plan’s claims review and appeal procedures, and (v) a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on appeal.

The claimant may appeal a denial of a disability benefit claim by filing a written request with the Administrator within 180 days of the claimant’s receipt of the initial denial notice. In connection with the appeal, the claimant may request that the Plan provide him, free of charge, copies of all documents, records and other information relevant to the claim. The claimant may also submit written comments, records, documents and other information relevant to his appeal, whether or not such documents were submitted in connection with the initial claim. The Administrator may consult with medical or vocational experts in connection with deciding the claimant’s claim for benefits.

The Administrator will conduct a full and fair review of the documents and evidence submitted and will ordinarily render a decision on the disability benefit claim no later than 45 days after receipt of the request for review on appeal. If there are special circumstances, the decision will be made as soon as possible, but not later than 90 days after receipt of the request for review on appeal. If such an extension of time is needed, the claimant will be notified in writing prior to the end of the first 45-day period. The Administrator’s final written decision will set forth: (i) the specific reasons for the decision, (ii) references to the specific Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim, and (iv) a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on appeal. The Administrator’s decision made in good faith will be final and binding.

11.4	Administrator’s Decision Final

Benefits under the Plan will be paid only if the Administrator decides in its sole discretion that a Participant or Beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Administrator made by the Administrator or its delegate in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known to the Administrator and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

SECTION 12. AMENDMENT AND TERMINATION

While the Employer expects and intends to continue the Plan, the Employer and the Administrator reserve the right to amend the Plan at any time and for any reason, including the right to amend this Section 12 and the Plan termination rules herein; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such amendment. The Employer’s power to amend the Plan includes (without limitation) the power to change the Plan provisions regarding eligibility, contributions, notional investments, vesting, distribution forms, and timing of payments, including changes applicable to benefits accrued prior to the effective date of any such amendment; provided, however, that amendments to the Plan (other than amendments relating to Plan termination) shall not cause the Plan to provide for acceleration of distributions in violation of Section 409A of the Code and applicable regulations thereunder.

The Employer reserves the right to terminate the Plan at any time and for any reason; provided, however, that each Participant will be entitled to the amount credited to his Accounts immediately prior to such termination (but such Accounts shall not be adjusted for future notional income, losses, expenses, appreciation and depreciation).

In the event that the Plan is terminated pursuant to this Section 12, the balances in affected Participants’ Accounts shall be distributed at the time and in the manner set forth in Section 9. Notwithstanding the foregoing, the Employer and the Administrator reserve the right to make all such distributions within the second twelve-month period commencing with the date of termination of the Plan; provided, however, that no such distribution will be made during the first twelve-month period following such date of Plan termination other than those that would otherwise be payable under Section 9 absent the termination of the Plan. In the event of a Plan termination due to a Change in Control of the Employer, distributions shall be made within 12 months of the date of the Change in Control.